Via fax: 202-772-9203 (since email not
accepted!)
Monday, February 06, 2012 4:36 PM

Michelle Anderson, Esq.
Dan Duchovny, Esq.
Division of Corporation Finance
U.S. Securities & Exchange Commission
100 F Street, NE
Washington, D.C. 20549
Re: American Express violated
SOX and Amex Code and put
misleading statements in
their 2010 Annual Report, and
CEO Chenault filed misleading
certifications of SOX
compliance
Dear Ms. Anderson,

Thanks for calling me from 3:41 to 4:03pm today about American Express ("Amex").

You asked me to find instances in Amex's
Annual Report of failures and/or SOX
compliance. Here's what I've found in the past hour.

I also remind you that the system is broken:
if I have to expend from 2005 until 2012 to get Amex to admit that they violated their code of conduct filed with the SEC as per Sarbanes-Oxley, and they violated their June
2000 Amex-Lindner Contract, and that their co-signed General Counsel's Office helped cover it up for 3 years, and that Amex got a compliant judge to seal the videotape of those 2 admissions, then the system is broken.

I hereby ask the SEC to revise their
procedures so that complaints documented by sworn affidavits of the adversary admitting wrongdoing should be accepted as evidence, and acted upon within days (e.g. 10 business days?), rather than deliberate secretly without a written record, and without giving a report until after the annual meeting, and even then only if the SEC thinks it wise. I say: the SEC should call a meeting of the principals, and under oath determine what is true, who signed what, who denied what, who said what and when, and what did they know and when did they know it. This would be inconvenient for CEO Ken Chenault, and Banking President Ash Gupta, and Skadden partner Joe Sacca Esq., but it would have solved it in 2009, rather than have us sparring about whether you'd even look into it. Really: just request Amex to reply point by point to my accusations in a sworn filing to the SEC. And that would be a good first step to fixing this broken system that has wrecked my life, and by extension: the lives of many other people who go quietly into this dark night.

Sincerely yours,


Peter W. Lindner
1 Irving Place, Apt. G-23-C
NY, NY 10003
home/fax: 212-979-9647
cell:     917-207-4962
email: nyc10003@nyc.rr.com

page 52 of 157 in Amex's 2010 Annual Report says:

"Additionally, the Company uses an
operational risk framework to identify,
measure, monitor and report inherent
and emerging operational risks. This
framework, supervised by the ORMC,
consists of (a) operational risk event
capture, (b) project office to
coordinate control enhancements, (c)
key risk indicators, and (d) process
and entity-level risk self assessments.
The process risk self-assessment
methodology is used to facilitate
compliance with Section 404 of the
Sarbanes- Oxley Act, and is also used
for non-financial operational risk
self-assessments. During the entity
risk self-assessment, senior leaders
identify key operational risks in a
business unit or staff group and
determine the Company's risk mitigation
plans."

I say that Amex violated SOX by violating the Amex Code of Conduct ("Code") which applies to all individuals without exception, as certified by CEO Ken Chenault.
Specifically that since Ash Gupta (now
Banking President) and the General Counsel's
Office and I did sign in the June 2000 Amex-
Lindner Contract, and Qing Lin admitted to
Amex VP Jason Brown, Esq. of the General
Counsel's  Office in Feb 2006 a direct
violation of 13, and I pointed that out in a letter that day to Mr. Brown, which he then backtracked and denied, therefore Jason
Brown violated the Amex Code by not
reporting this law (and contract and ethical and Title VII of the Civil Rights Act of
1964) violation to his manager, who would then report this to the Amex Secretary of the Corporation Stephen Norman, Esq.

So, we have a contract signee (the Amex
General Counsel's Office) covering up a violation internally to their manager and externally to me their employee (a former employee is considered an employee by the US
Supreme Court) for over 3 years.  Jason
Brown admitted it under oath in a video tape in January 2009, but Amex moved to have the Judge seal that tape, even though it is mine and I paid several thousand dollars for it.
I also have a video tape that Amex had
sealed of Qing admitting violating the June
2000 Amex-Lindner Contract's 13 in 2 ways:
giving "any information" to Boaz Salik of FischerJordan and not referring him to the Human Resources Department.

There are consequences to that:
FischerJordan committed perjury by saying that Qing did not say anything bad about me, even though Boaz's co-partner in
FischerJordan told me that Qing said "Peter doesn't fit into the culture" and "Peter doesn't have the right ethic". What Qing told Jason was that "I don't think Peter
Lindner can work at American Express." This is not only "any information", but also negative information which is retaliation according to Title VII of the Civil Rights
Act of 1964.

Additionally, I tried to present this to Amex's auditors Price Waterhouse Coopers, but they refused to talk to me, even though
I told them that their client had violated
SOX.  PWC wrote in the 2010 Amex Annual
Report:

"We conducted our audits in accordance
with the standards of the Public
Company Accounting Oversight Board
(United States). Those standards
require that we plan and perform the
audits to obtain reasonable assurance
about whether the financial statements
are free of material misstatement and
whether effective internal control over
financial reporting was maintained in
all material respects."
[page 68 of 127]

Having a SOX certification by the CEO as complying with the Amex Code, and having the General Counsel's Office conceal an admitted violation, and then refuse to acknowledge for 3 years is surely a violation of the Ethics that SOX sought to have as a reaction to the Enron affair.

I note that Amex considers the Code
significant, since it also lists it on page
127 (of 127) as:

"CORPORATE GOVERNANCE
Copies of American Express Company's
governance documents, including its
Corporate Governance Principles, as
well as the charters of the standing
committees of the Board of Directors
and the American Express Company Code
of Conduct, are available on the
company's website at
http://ir.americanexpress.com . Copies
of these materials also are available
without charge upon written request to
the Secretary's Office at the address
above."

Thus: the Amex internal "controls" for
catching misfeasance, malfeasance,
nonfeasance were abrogated deliberately by
Qing in 2005 (as sworn under oath,
transcript was submitted to the SEC by me in my PREC14a) and by Jason Brown, Esq. in (possibly Aug2005 and definitely) Feb2006.
When accounting controls, of which SOX is supposed to implement, are not followed, then the firm should be held "accountable," as should the "accounting" firm.

To make matters worse: Jason Brown sat at the table while Joe Sacca contradicted me in front of the Judge who ruled in favor of Amex. Jason should have reported that to his boss in April 2009, and his boss should have informed the Secretary of the Corporation. That would have been then a turning point, where CEO Ken Chenault would have said that Amex did violate that Code, as well as the June 2000 Amex-Lindner
Contract, and other laws, through the
actions of a VP in the business side, and a VP of the General Counsel's Office.
Instead, CEO Chenault denied it, and two weeks later Qing started working for Amex's competitor Chase after 15 years of reporting to Ash Gupta. Chances are: Qing told Ash prior to that, but Ash refused to act on it, so as to keep Qing as his right hand man.

If I can't rely  upon the accounting
controls, which Amex, Price Waterhouse
Coopers, and Sarbanes-Oxley all profess were followed, then those controls (among which is the Amex Code) are defective, and Amex should not be allowed to state otherwise to Shareholders, since it would be misleading and in violation of SEC laws and regulations.


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